Permian Resources Announces Strong First Quarter 2025 Results, Revised 2025 Guidance and Strategic Bolt-On Acquisition of Core Northern Delaware Basin Assets

MIDLAND, Texas – May 7, 2025 (BUSINESS WIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced its first quarter 2025 financial and operational results, revised full year 2025 guidance and a strategic Northern Delaware Basin bolt-on acquisition.
Recent Financial and Operational Highlights
•Reported crude oil and total average production of 175.0 MBbls/d and 373.2 MBoe/d
•Announced cash capital expenditures of $501 million, net cash provided by operating activities of $898 million and adjusted free cash flow1 of $460 million, representing the highest adjusted free cash flow in Company history
•Closed previously announced non-core divestiture of the Barilla Draw gathering systems for $180 million
•Maintained strong balance sheet with leverage1 of ~0.8x, cash of $702 million and total liquidity of $3.2 billion
•Declared base dividend of $0.15 per share, representing a 5.0% yield
•Recently repurchased 4.1 million shares at a weighted average price of $10.52 per share
•Reduced the mid-point of full year capital budget by $50 million to $1.95 billion, while maintaining oil and total production guidance ranges
Bolt-On Transaction Highlights
•Acquired 13,320 net acres and 8,700 net royalty acres directly offset Permian Resources’ core New Mexico operating areas for $608 million
◦~12 MBoe/d (~45% oil) of low decline production expected during second half of 2025
◦High NRI (average 83% 8/8ths) enhances returns and bolsters PR’s existing royalty position
•Adds >100 new gross operated, two-mile locations with advantaged NRIs, which immediately compete for capital
◦Inventory scheduled for development in the near-term achieves an average breakeven of ~$30 per barrel WTI
•Significant industrial logic with clear path to outsized value creation
◦Majority of inventory located within PR's existing Parkway asset in Eddy County, one of the Company's most capital efficient assets
◦High-quality non-operated position provides PR the opportunity to add incremental value via its ground game
•Purchased at an attractive valuation, reflecting current market conditions
◦$12,500 per net acre, $6,000 per net royalty acre and $2 million per net location
◦Accretive to all key per share metrics
•Maintain strong balance sheet pro forma for transaction with <1x net debt-to-EBITDAX and >$3 billion of liquidity at year-end 2025, assuming $60 per barrel WTI for remainder of year
Management Commentary
“Permian Resources delivered another outstanding quarter, highlighted by strong operational performance and lower costs. Through our team’s relentless pursuit of enhancing our low cost leadership, during the quarter we reduced controllable cash costs per Boe by 4% quarter-over-quarter and lowered D&C costs to $750 per foot, which helped generate record quarterly adjusted free cash flow of $460 million,” said Will Hickey, Co-CEO of Permian Resources.
“As a result of the current environment, we are lowering the mid-point of our capital expenditure budget by $50 million while maintaining our full year production guidance, demonstrating the high-quality nature of our asset base,” said James Walter, Co-CEO of Permian Resources. “Underpinned by high-return inventory and improved business fundamentals, we expect to deliver similar free cash flow at $60 per barrel WTI for the remainder of 2025 as we did in 2024 at $75 per barrel.”
PR’s Fortress Balance Sheet Allows It To Be Opportunistic During Downturns
Since the Company’s inception, Permian Resources has been focused on improving its already strong balance sheet in order to position itself to create outsized value in the event of a downturn. Since year-end 2023, Permian Resources has increased its liquidity by over $1 billion to $3.2 billion, while steadily decreasing leverage despite more than doubling the size of the Company over this time. Permian Resources’ current leverage ratio of 0.8x represents a reduction of over 25% since 2023 and is in-line or better than many of its large-cap E&P peers. Permian Resources’ consistent hedging philosophy is designed to protect the balance sheet, cash flow and shareholder returns. With approximately 25% of its oil production hedged this year at attractive prices, the Company’s peer-leading hedge position ensures it has the flexibility to be opportunistic during downcycles.
Importantly, Permian Resources’ low-cost leadership and high-quality asset base have resulted in improved business fundamentals, capable of delivering strong free cash flow generation even at lower oil prices. Combined, these attributes ensure that Permian Resources is well-positioned to act in order to maximize shareholder returns in any commodity price environment.
Permian Resources’ downturn strategy is focused on three main pillars: maintaining a rock-solid balance sheet, leveraging its cost leadership and investing opportunistically. Given its current position of strength, the Company was able to immediately begin to execute on its downturn playbook during the second quarter, deploying capital in a countercyclical nature to take advantage of lower commodity prices. In April, the Company began to execute on its share repurchase program during heightened market volatility, buying back 4.1 million shares at a weighted average price of $10.52 per share. More recently, the Company entered into an agreement to acquire APA Corporation’s Northern Delaware Basin assets, which consist of low breakeven inventory and low decline production within its core New Mexico operating areas. Permian Resources believes that these investments during periods of lower commodity prices will generate significant returns for its shareholders over the long-term.
Notably, the Company's balance sheet remains strong pro forma for the transaction, making it well positioned to continue executing upon this playbook, with expected net debt-to-EBITDAX of less than 1x and over $3 billion of liquidity at year-end, after giving effect to this transaction and assuming $60 per barrel WTI for remainder of year.
Financial and Operational Results
Permian Resources continued the efficient development of its core Delaware Basin acreage position in the first quarter. During the quarter, average daily crude oil production was 174,967 Bbls/d, a 2% increase compared to the prior quarter. Reported natural gas and NGL volumes were 673,388 Mcf/d and 86,010 Bbls/d, respectively. Oil outperformance was driven by continued strong execution, in particular from production optimization and well performance on assets acquired in 2024. The additional outperformance in natural gas production was primarily a result of higher ethane rejection during the quarter.
Total cash capital expenditures (“capex”) for the first quarter were $501 million. The Company continues to reduce well costs on a per lateral foot basis. For the first quarter, drilling and completion costs were approximately $750 per lateral foot, or an 8% reduction compared to 2024.

Realized prices for the quarter were $70.48 per barrel of oil, $1.35 per Mcf of natural gas and $23.90 per barrel of NGL. The Company demonstrated strong cost control in the first quarter, with total controllable cash costs (LOE, GP&T and cash G&A) decreasing $0.30 per Boe quarter-over-quarter to $7.54 per Boe. First quarter LOE was $5.35 per Boe, GP&T was $1.39 per Boe and cash G&A was $0.80 per Boe.
For the first quarter, Permian Resources generated net cash provided by operating activities of $898 million, adjusted operating cash flow1 of $961 million and adjusted free cash flow1 of $460 million. Adjusted diluted shares1 outstanding were 847.8 million for the three months ended March 31, 2025.
As previously discussed, Permian Resources continues to maintain a strong financial position and low leverage profile. During the quarter, the Company further strengthened its balance sheet by increasing cash on hand by $223 million quarter-over-quarter to $702 million. Total debt was reduced by 4% quarter-over-quarter to $4.0 billion, as the Company redeemed $175 million in principal of legacy Earthstone 9.875% Senior Notes during January. At quarter-end, Permian Resources’ revolving credit facility remained undrawn, and total liquidity was $3.2 billion. Net debt-to-LQA EBITDAX1 at March 31, 2025 was 0.8x.
Acquisition Overview
Permian Resources announced that it has entered into a definitive agreement with APA Corporation (Nasdaq: APA) to purchase approximately 13,320 net acres, 8,700 net royalty acres and 12,000 Boe/d directly offset Permian Resources’ core New Mexico operating areas for $608 million, subject to customary purchase price adjustments. The acquired acreage is over 65% operated and has an average 8/8ths net revenue interest of approximately 83%. The acquisition is expected to be accretive to all key per share metrics. The transaction is expected to close by the end of the second quarter of 2025.
The bolt-on acquisition meets and exceeds Permian Resources’ acquisition criteria for growing its high-return and low breakeven inventory. Permian Resources has identified over 100 gross operated, two-mile locations with high NRIs which immediately compete for capital. The acquired inventory scheduled for development over the near-term achieves an average breakeven of $30 per barrel WTI. The asset’s shallow base decline and high-return inventory drive a low reinvestment rate of approximately 35%, which supports the long-term accretion of the acquisition.
Permian Resources has identified significant upside potential associated with the acquired assets. In addition to new operated inventory, the acquisition increases working interest in over 100 existing Permian Resources operated locations, given the sizable acreage overlap. Additionally, the acquired properties include high-quality non-operated acreage adjacent to and surrounding Permian Resources’ current position. Utilizing its highly effective ground game, the Company plans to leverage this acreage to trade for incremental interests in existing operated units or establish new operating units.
“This acquisition is a natural fit for us and has material upside that Permian Resources is uniquely positioned to realize. We continue to grow our high return inventory, our net royalty acre portfolio and our acreage footprint in a cost-efficient manner that reflects the current environment. Our overarching goal is to drive long-term value for our investors, and we believe the addition of high-quality assets adjacent to our core position, acquired during a lower commodity price environment will further enhance short and long-term returns for investors,” said James Walter, Co-CEO.
2025 Operational Plan and Target Update
Permian Resources is maintaining its full year 2025 standalone oil and total production guidance ranges, while reducing its cash capex range by 3% at the mid-point to $1.9 – $2.0 billion from $1.9 – $2.1 billion, previously. As a result of the reduced activity, the Company now expects to turn-in-line approximately 275 gross wells. There are no other changes to the Company’s standalone guidance ranges.

The recent acquisition noted above is expected to add approximately 12,000 Boe/d (~45% oil) of total production to the second half of 2025. The Company expects approximately $20 million of incremental capital expenditures associated with additional activity on the newly acquired acreage during the second half of 2025. Notably, the potential impact of the recently announced acquisition is not included in the revised standalone guidance.
(For a detailed table summarizing Permian Resources’ revised 2025 operational and financial guidance, please see the Appendix of this press release.)
Shareholder Returns
Permian Resources announced today that its Board of Directors declared the Company’s second quarter 2025 base dividend of $0.15 per share of Class A common stock, or $0.60 per share on an annualized basis. The base dividend is payable on June 30, 2025 to shareholders of record as of June 16, 2025. The Company’s base dividend represents an annualized yield of 5.0% as of May 6, 2025.
Subsequent to quarter-end, Permian Resources took advantage of heightened market volatility to opportunistically repurchase its shares in the open market. During April, the Company repurchased 4.1 million shares for $43 million at a weighted average price of $10.52 per share. The Company currently has a $1 billion share repurchase authorization in place.
Quarterly Report on Form 10-Q
Permian Resources’ financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on May 8, 2025.
Conference Call and Webcast
Permian Resources will host an investor conference call on Thursday, May 8, 2025 at 9:00 a.m. Central (10:00 a.m. Eastern) to discuss first quarter 2025 operating and financial results. Interested parties may join the call by visiting Permian Resources’ website at www.permianres.com and clicking on the webcast link or by dialing (800) 549-8228 (Conference ID: 27785) at least 15 minutes prior to the start of the call. A replay of the call will be available on the Company’s website or by phone at (888) 660-6264 (Passcode: 27785) for a 14-day period following the call.
About Permian Resources
Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on driving peer-leading returns through the acquisition, optimization and development of high-return oil and natural gas properties. The Company's assets are located in the Permian Basin, with a concentration in the core of the Delaware Basin. Through its approximately 450,000 net acres in West Texas and Southeast New Mexico, Permian Resources is the second largest Permian Basin pure-play E&P. For more information, please visit www.permianres.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil, natural gas and NGLs;
•political and economic conditions and events in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;
•our financial strategy, return of capital program, leverage, liquidity and capital required for our development program;
•our realized oil, natural gas and NGL prices;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our ability to identify, complete and effectively integrate acquisitions of properties, or businesses;
•our hedging strategy and results;
•our competition;
•our ability to obtain permits and governmental approvals;
•our compliance with government regulations, including those related to climate change as well as environmental, health and safety regulations and liabilities thereunder;
•our pending legal matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•cost of developing or operating our properties;
•our anticipated rate of return;
•general economic conditions;
•weather conditions in the areas where we operate;
•credit markets;
•our ability to make dividends, distributions and share repurchases;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil, natural gas and NGLs. Factors which could cause our actual results to differ materially from the results contemplated by forward-looking statements include, but are not limited to:
•commodity price volatility (including regional basis differentials);
•uncertainty inherent in estimating oil, natural gas and NGL reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production;
•geographic concentration of our operations;
•lack of availability of drilling and production equipment and services;
•lack of transportation and storage capacity as a result of oversupply, government regulations or other factors;

•risks related to acquisitions we may make from time to time, including the risk that we may fail to integrate such acquisitions on the terms and timing contemplated, or at all, and/or to realize our strategy and plans to achieve the expected benefits of such acquisitions;
•competition in the oil and natural gas industry for assets, materials, qualified personnel and capital;
•drilling and other operating risks;
•environmental and climate related risks, including seasonal weather conditions;
•regulatory changes, including those that may result from the U.S. Supreme Court’s decision overturning the Chevron deference doctrine and that may impact environmental, energy, and natural resources regulation;
•the possibility that the industry in which we operate may be subject to new or volatile local, state, and federal laws, regulations or policies that may affect our business (including additional taxes and changes in regulations and policies related to environmental, health, and safety, climate change, trade policy and tariffs) as a result of existing or developing political, environmental and social movements;
•restrictions on the use of water, including limits on the use of produced water and potential restrictions on the availability of water disposal facilities;
•availability of cash flow and access to capital;
•inflation;
•changes in our credit ratings or adverse changes in interest rates;
•changes in the financial strength of counterparties to our credit agreement and hedging contracts;
•the timing of development expenditures;
•political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, including the conflict in Israel and its surrounding areas, the war in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage and the effects therefrom;
•changes in local, regional, national, and international economic conditions;
•security threats, including evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, third-party service provider failures, malicious software, data privacy breaches by employees, insiders or other with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and
•other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should any underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Adjusted Operating Cash Flow, Adjusted Free Cash Flow, Adjusted Diluted Weighted Average Shares Outstanding and Net Debt-to-LQA EBITDAX (also referred to as “leverage” in this press release) are non-GAAP financial measures. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company does not provide guidance on the items used to reconcile between forecasted Net Debt-to-EBITDAX to forecasted long-term debt, net or forecasted net income due to the uncertainty regarding timing and estimates of certain items. Therefore, we cannot reconcile forecasted Net Debt-to-EBITDAX to long-term debt, net, or net income without unreasonable effort.

Contacts:
Hays Mabry – Vice President, Investor Relations
(432) 315-0114
ir@permianres.com

SOURCE Permian Resources Corporation

Details of our revised 2025 operational and financial guidance are presented below:

	2025 FY Guidance (Updated)
Net average daily production (Boe/d)	360,000	—	380,000
Net average daily oil production (Bbls/d)	170,000	—	175,000

Production costs
Total controllable cash costs	$7.25	—	$8.25
Lease operating expenses ($/Boe)	~$5.55
Gathering, processing and transportation expenses ($/Boe)	~$1.30
Cash general and administrative ($/Boe)(1)	~$0.90
Severance and ad valorem taxes (% of revenue)	6.5%	—	8.5%

Total cash capital expenditure program ($MM)	$1,900	—	$2,000

Operated drilling program
TILs (gross)	~275
Average working interest	~75%
Average lateral length (feet)	~10,000
(1) Excludes stock-based compensation.

Permian Resources Corporation
Operating Highlights

	Three Months Ended March 31,
	2025	2024
Net revenues (in thousands):
Oil sales	$1,109,771	$1,051,642
Natural gas sales	81,658	38,767
NGL sales	185,022	152,590
Oil and gas sales	$1,376,451	$1,242,999

Net production:
Oil (MBbls)	15,747	13,813
Natural gas (MMcf)	60,605	51,802
NGL (MBbls)	7,741	6,629
Total (MBoe)(1)	33,589	29,076

Average daily net production:
Oil (Bbls/d)	174,967	151,794
Natural gas (Mcf/d)	673,388	569,249
NGL (Bbls/d)	86,010	72,846
Total (Boe/d)(1)	373,209	319,514

Average sales prices:
Oil (per Bbl)	$70.48	$76.13
Effect of derivative settlements on average price (per Bbl)	0.97	(0.12)
Oil including the effects of hedging (per Bbl)	$71.45	$76.01

Natural gas (per Mcf)	$1.35	$0.75
Effect of derivative settlements on average price (per Mcf)	0.10	0.17
Natural gas including the effects of hedging (per Mcf)	$1.45	$0.92

NGL (per Bbl)	$23.90	$23.02

(1)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Permian Resources Corporation
Operating Expenses

	Three Months Ended March 31,
	2025	2024
Operating costs (in thousands):
Lease operating expenses	$179,627	$168,671
Severance and ad valorem taxes	107,993	96,166
Gathering, processing and transportation expenses	46,650	39,055
Operating cost metrics:
Lease operating expenses (per Boe)	$5.35	$5.80
Severance and ad valorem taxes (% of revenue)	7.8%	7.7%
Gathering, processing and transportation expenses (per Boe)	$1.39	$1.34

Permian Resources Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Operating revenues
Oil and gas sales	$1,376,451	$1,242,999
Operating expenses
Lease operating expenses	179,627	168,671
Severance and ad valorem taxes	107,993	96,166
Gathering, processing and transportation expenses	46,650	39,055
Depreciation, depletion and amortization	474,203	410,179
General and administrative expenses	43,056	37,373
Merger and integration expense	—	11,123
Impairment and abandonment expense	5,209	20
Exploration and other expenses	15,250	11,488
Total operating expenses	871,988	774,075
Net gain on sale of long-lived assets	—	112
Income from operations	504,463	469,036

Other income (expense)
Interest expense	(79,665)	(72,587)
Net gain (loss) on derivative instruments	57,731	(121,129)
Other income (expense)	8,368	3,232
Total other income (expense)	(13,566)	(190,484)

Income before income taxes	490,897	278,552
Income tax expense	(100,334)	(48,957)
Net income	390,563	229,595
Less: Net income attributable to noncontrolling interest	(61,265)	(83,020)
Net income attributable to Class A Common Stock	$329,298	$146,575

Income per share of Class A Common Stock:
Basic	$0.47	$0.27
Diluted	$0.44	$0.25

Weighted average Class A Common Stock outstanding:
Basic	704,035	552,472
Diluted	748,197	595,352

Permian Resources Corporation
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$702,236	$479,343
Accounts receivable, net	528,593	530,452
Derivative instruments	102,229	85,509
Prepaid and other current assets	23,775	26,290
Total current assets	1,356,833	1,121,594
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	1,911,988	1,990,441
Proved properties	19,025,246	18,595,780
Accumulated depreciation, depletion and amortization	(5,628,670)	(5,163,124)
Total oil and natural gas properties, net	15,308,564	15,423,097
Other property and equipment, net	50,432	50,381
Total property and equipment, net	15,358,996	15,473,478
Noncurrent assets
Operating lease right-of-use assets	150,923	119,703
Other noncurrent assets	209,691	183,125
TOTAL ASSETS	$17,076,443	$16,897,900
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,151,049	$1,198,418
Current portion of long-term debt	288,603	—
Operating lease liabilities	70,043	57,216
Other current liabilities	75,577	71,703
Total current liabilities	1,585,272	1,327,337
Noncurrent liabilities
Long-term debt, net	3,710,381	4,184,233
Asset retirement obligations	150,143	148,443
Deferred income taxes	699,746	602,379
Operating lease liabilities	82,636	64,288
Other noncurrent liabilities	44,465	52,701
Total liabilities	6,272,643	6,379,381
Shareholders’ equity
Common stock, $0.0001 par value, 1,500,000,000 shares authorized:
Class A: 710,078,422 shares issued and 704,872,781 shares outstanding at March 31, 2025 and 707,388,380 shares issued and 703,774,082 shares outstanding at December 31, 2024	71	71
Class C: 99,050,810 shares issued and outstanding at March 31, 2025 and 99,599,640 shares issued and outstanding at December 31, 2024	10	10
Additional paid-in capital	8,080,421	8,056,552
Retained earnings (accumulated deficit)	1,303,674	1,081,895
Total shareholders' equity	9,384,176	9,138,528
Noncontrolling interest	1,419,624	1,379,991
Total equity	10,803,800	10,518,519
TOTAL LIABILITIES AND EQUITY	$17,076,443	$16,897,900

Permian Resources Corporation
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income	$390,563	$229,595
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	474,203	410,179
Stock-based compensation expense	16,929	9,631
Impairment and abandonment expense	5,209	20
Deferred tax expense	97,594	46,979
Net (gain) loss on sale of long-lived assets	—	(112)
Non-cash portion of derivative (gain) loss	(36,423)	128,474
Amortization of debt issuance costs, discount and premium	2,139	1,531
Loss on extinguishment of debt	5,826	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	14,177	(85,138)
(Increase) decrease in prepaid and other assets	(8,853)	5,350
Increase (decrease) in accounts payable and other liabilities	(63,332)	(98,911)
Net cash provided by operating activities	898,032	647,598
Cash flows from investing activities:
Acquisition of oil and natural gas properties, net	(35,401)	(97,019)
Drilling and development capital expenditures	(500,732)	(519,623)
Purchases of other property and equipment	(1,672)	(2,772)
Proceeds from sales of oil and natural gas properties	175,989	66
Net cash used in investing activities	(361,816)	(619,348)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	—	220,000
Repayment of borrowings under revolving credit facility	—	(160,000)
Redemption of senior notes	(175,000)	—
Debt issuance and redemption costs	(17,334)	(1,880)
Proceeds from exercise of stock options	21	58
Share repurchases	—	(31,492)
Dividends paid	(106,070)	(87,194)
Distributions paid to noncontrolling interest owners	(14,940)	(28,327)
Net cash used in financing activities	(313,323)	(88,835)
Net increase (decrease) in cash, cash equivalents and restricted cash	222,893	(60,585)
Cash, cash equivalents and restricted cash, beginning of period	479,343	73,864
Cash, cash equivalents and restricted cash, end of period	$702,236	$13,279

Reconciliation of cash, cash equivalents and restricted cash presented on the Consolidated Statements of Cash Flows for the periods presented:

	Three Months Ended March 31,
	2025	2024
Cash and cash equivalents	$702,236	$12,692
Restricted cash	—	587
Total cash, cash equivalents and restricted cash	$702,236	$13,279

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A Common Stock before net income attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation, exploration and other expenses, merger and integration expense, gain/loss from the sale of long-lived assets and other non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended
(in thousands)	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Adjusted EBITDAX reconciliation to net income:
Net income attributable to Class A Common Stock	$329,298	$216,650	$386,376	$235,100	$146,575
Net income attributable to noncontrolling interest	61,265	38,829	70,151	73,808	83,020
Interest expense	79,665	76,783	79,934	75,452	72,587
Income tax expense	100,334	62,645	106,468	82,272	48,957
Depreciation, depletion and amortization	474,203	486,463	453,603	426,428	410,179
Impairment and abandonment expense	5,209	2,128	1,380	6,384	20
Non-cash derivative (gain) loss	(36,423)	73,579	(213,102)	(6,734)	128,474
Stock-based compensation expense(1)	16,199	13,149	13,537	22,463	9,094
Exploration and other expenses	15,250	6,363	6,962	5,978	11,488
Merger and integration expense	—	—	—	6,941	11,123
(Gain) loss on sale of long-lived assets	—	66	(329)	—	(112)
Adjusted EBITDAX	$1,045,000	$976,655	$904,980	$928,092	$921,405

(1)    Includes stock-based compensation expense for equity awards related to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Net Debt-to-LQA EBITDAX
Net debt-to-LQA EBITDAX, also referred to as leverage, is a non-GAAP financial measure. We define net debt as total debt, net, plus unamortized debt discount, premium and debt issuance costs on our senior notes minus cash and cash equivalents.
We define net debt-to-LQA EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the section above) for the three months ended March 31, 2025, on an annualized basis. We refer to this metric to show trends that investors may find useful in understanding our ability to service our debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. The following table presents a reconciliation of net debt to total debt, net and the calculation of net debt-to-LQA EBITDAX for the period presented:

(in thousands)	March 31, 2025
Total debt, net	$3,998,984
Unamortized debt discount, premium and issuance costs on senior notes	35,464
Total debt	4,034,448
Less: cash and cash equivalents	(702,236)
Net debt (Non-GAAP)	3,332,212
LQA EBITDAX(1)	4,180,000
Net debt-to-LQA EBITDAX	0.8
(1) Represents adjusted EBITDAX (defined and reconciled in the section above) for the three months ended March 31, 2025, on an annualized basis.

Adjusted Shares
Adjusted basic and diluted weighted average shares outstanding (“Adjusted Basic and Diluted Shares”) are non-GAAP financial measures defined as basic and diluted weighted average shares outstanding adjusted to reflect the weighted average shares of our Class C Common Stock outstanding during the period.
Our Adjusted Basic and Diluted Shares provide a comparable per share measurement when presenting results such as adjusted free cash flow and adjusted net income that include the interests of both net income attributable to Class A Common Stock and the net income attributable to our noncontrolling interest. Adjusted Basic and Diluted Shares are used in calculating several metrics that we use as supplemental financial measurements in the evaluation of our business.
The following table presents a reconciliation of Adjusted Basic and Diluted Shares to basic and diluted weighted average shares outstanding, which are the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended March 31,
(in thousands)	2025	2024
Basic weighted average shares of Class A Common Stock outstanding	704,035	552,472
Weighted average shares of Class C Common Stock	99,594	218,811
Adjusted basic weighted average shares outstanding	803,629	771,283

Basic weighted average shares of Class A Common Stock outstanding	704,035	552,472
Add: Dilutive effects of Convertible Senior Notes	29,753	28,355
Add: Dilutive effects of equity awards	14,409	14,525
Diluted weighted average shares of Class A Common Stock outstanding	748,197	595,352
Weighted average shares of Class C Common Stock	99,594	218,811
Adjusted diluted weighted average shares outstanding	847,791	814,163

Adjusted Operating Cash Flow and Adjusted Free Cash Flow
Adjusted operating cash flow and adjusted free cash flow are supplemental non-GAAP financial measures used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted operating cash flow as net cash provided by operating activities adjusted to remove changes in working capital, merger and integration and other non-recurring charges, and estimated tax distributions to our non-controlling interest owners. Adjusted operating cash flows is reduced by total cash capital expenditures to arrive at adjusted free cash flows.
Our management believes adjusted operating cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its future exploration and development activities, to service its existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities, its merger and integration and other non-recurring costs or estimated tax distributions to noncontrolling interest owners after funding its capital expenditures paid for the period. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computation of adjusted operating cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Adjusted operating cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.
Adjusted operating cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted operating cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended March 31,
(in thousands, except per share data)	2025	2024
Net cash provided by operating activities	$898,032	$647,598
Changes in working capital:
Accounts receivable	(14,177)	85,138
Prepaid and other assets	8,853	(5,350)
Accounts payable and other liabilities	63,332	98,911
Merger and integration expense & other	4,749	17,612
Estimated tax distribution to noncontrolling interest owners(1)	(252)	(335)
Adjusted operating cash flow	960,537	843,574
Less: total cash capital expenditures	(500,732)	(519,623)
Adjusted free cash flow	$459,805	$323,951

Adjusted diluted weighted average shares outstanding	847,791	814,163

(1) Reflects estimated future distributions to noncontrolling interest owners based upon current federal and state income tax expense recognized during the period and expected to be paid by the partnership. Such estimates are based upon the noncontrolling interest ownership percentage as of the three months ended March 31, 2025.

Adjusted Net Income
Adjusted net income is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income as net income attributable to Class A Common Stock plus net income attributable to noncontrolling interest adjusted for non-cash gains or losses on derivatives, merger and integration expense, other nonrecurring charges, impairment and abandonment expense, gain/loss from the sale of long-lived assets and the related income tax adjustments for these items. Adjusted net income is not a measure of net income as determined by GAAP.
Our management believes adjusted net income is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers by excluding certain non-cash items that can vary significantly. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our presentation of adjusted net income should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of adjusted net income may not be comparable to other similarly titled measures of other companies.
Adjusted net income is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted net income to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended March 31,
(in thousands, except per share data)	2025	2024
Net income attributable to Class A Common Stock	$329,298	$146,575
Net income attributable to noncontrolling interest	61,265	83,020
Non-cash derivative (gain) loss	(36,423)	128,474
Merger and integration expense & other	4,749	17,612
Impairment and abandonment expense	5,209	20
(Gain) loss on sale of long-lived assets	—	(112)
Adjusted net income excluding above items	364,098	375,589
Income tax benefit (expense) attributable to the above items(1)	(7,830)	(51,528)
Adjusted net income	$356,268	$324,061
Interest on Convertible Senior Notes, net of tax	1,283	1,322
Adjusted Net Income - Diluted	357,551	325,383

Adjusted diluted weighted average shares outstanding (Non-GAAP)(2)	847,791	814,163
Adjusted net income per adjusted diluted share	$0.42	$0.40

(1)    Income tax benefit (expense) for adjustments made to adjusted net income is calculated using PR's federal and state-apportioned statutory tax rate that was approximately 22.5%.
(2)    Adjusted diluted weighted average shares outstanding is a Non-GAAP measure that has been computed and reconciled to the nearest GAAP metric in the preceding table above.

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of April 30, 2025:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)(1)
Crude oil swaps	April 2025 - June 2025	4,095,000	45,000	$73.87
	July 2025 - September 2025	4,140,000	45,000	72.64
	October 2025 - December 2025	4,140,000	45,000	71.60
	January 2026 - March 2026	1,575,000	17,500	71.49
	April 2026 - June 2026	1,592,500	17,500	70.61
	July 2026 - September 2026	1,610,000	17,500	69.77
	October 2026 - December 2026	1,610,000	17,500	69.08

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(2)
Crude oil basis differential swaps	April 2025 - June 2025	4,095,000	45,000	$1.10
	July 2025 - September 2025	4,140,000	45,000	1.10
	October 2025 - December 2025	4,140,000	45,000	1.10
	January 2026 - March 2026	1,575,000	17,500	1.15
	April 2026 - June 2026	1,592,500	17,500	1.15
	July 2026 - September 2026	1,610,000	17,500	1.15
	October 2026 - December 2026	1,610,000	17,500	1.15

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(3)
Crude oil roll differential swaps	April 2025 - June 2025	4,095,000	45,000	$0.44
	July 2025 - September 2025	4,140,000	45,000	0.44
	October 2025 - December 2025	4,140,000	45,000	0.44
	January 2026 - March 2026	1,575,000	17,500	0.28
	April 2026 - June 2026	1,592,500	17,500	0.28
	July 2026 - September 2026	1,610,000	17,500	0.28
	October 2026 - December 2026	1,610,000	17,500	0.28

(1)    These crude oil swap transactions are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These crude oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices, during each applicable monthly settlement period.
(3)    These crude oil roll swap transactions are settled based on the difference between the arithmetic average of NYMEX WTI calendar month prices and the physical crude oil delivery month price.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)(1)
Natural gas swaps - Henry Hub	April 2025 - June 2025	11,193,000	123,000	$3.12
	July 2025 - September 2025	11,316,000	123,000	3.43
	October 2025 - December 2025	11,316,000	123,000	3.85
	January 2026 - March 2026	8,190,000	91,000	4.08
	April 2026 - June 2026	8,281,000	91,000	3.40
	July 2026 - September 2026	8,372,000	91,000	3.65
	October 2026 - December 2026	8,372,000	91,000	4.01
	January 2027 - March 2027	12,600,000	140,000	4.24
	April 2027 - June 2027	12,740,000	140,000	3.32
	July 2027 - September 2027	12,880,000	140,000	3.58
	October 2027 - December 2027	12,880,000	140,000	3.94

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)(2)
Natural gas swaps - Waha Hub	April 2025 - June 2025	7,015,000	77,088	$0.67
	July 2025 - September 2025	10,580,000	115,000	1.70
	October 2025 - December 2025	7,530,000	81,848	1.41
	January 2026 - March 2026	5,850,000	65,000	2.78
	April 2026 - June 2026	5,915,000	65,000	0.27
	July 2026 - September 2026	5,980,000	65,000	1.68
	October 2026 - December 2026	12,385,000	134,620	2.68
	January 2027 - March 2027	7,650,000	85,000	3.57

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(3)
Natural gas basis differential swaps	April 2025 - June 2025	11,193,000	123,000	$(1.35)
	July 2025 - September 2025	11,316,000	123,000	(1.23)
	October 2025 - December 2025	11,316,000	123,000	(1.25)
	January 2026 - March 2026	8,190,000	91,000	(1.09)
	April 2026 - June 2026	8,281,000	91,000	(2.27)
	July 2026 - September 2026	8,372,000	91,000	(1.29)
	October 2026 - December 2026	8,372,000	91,000	(0.98)
	January 2027 - March 2027	12,600,000	140,000	(0.46)
	April 2027 - June 2027	12,740,000	140,000	(1.11)
	July 2027 - September 2027	12,880,000	140,000	(0.62)
	October 2027 - December 2027	12,880,000	140,000	(0.87)

(1)    These natural gas swap contracts are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These natural gas swap contracts are settled based on the Waha Hub daily price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(3)    These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas Waha Hub price and the NYMEX price of natural gas, during each applicable monthly settlement period.